Form of
Pricing Opinion of Welco Securities, Inc.

                                                 January     , 1996

C. Paul Sandifur, Jr., President
Metropolitan Investment Securities, Inc.
917 W. Sprague Avenue
Spokane, Washington 99210

	Re:	Metropolitan Mortgage & Securities Co., Inc. Offering of
$96,500,000 in Principal Amount of Investment
Debentures, Series II and $3,500,000 in Principal Amount of Installment Debentures, Series I ("The Debentures")

Dear Mr. Sandifur:

	This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in Sections 2(l) (1) to (7) of Schedule E to the NASD bylaws, as amended ("Schedule E").

	Based upon our review of the registration statement, and the performance of "due diligence" as required in Section 3 (c) (1) to Schedule E, it appears that the yields on the Debentures (which are based upon the computation set forth in Exhibits A and B to the Agreement to Act as "Qualified Independent Underwriter" dated ______ which is filed as Exhibit ___________ to the registration statement referred to hereafter,) are no lower than those which we would recommend.
	We hereby consent to the use of our name as a "qualified independent underwriter," in the Registration Statement (SEC File No.
33-             ).

					Very truly yours,

					WELCO SECURITIES, INC.


					By:_________________________________________
						SHAPIRO Kenneth S. Shapiro, President

KSS/mm
cc: National Association of Securities Dealers, Inc.